For immediate release

Contacts:         Kenneth A. Heinz, Investor Relations, 816-792-6907
                  Pam Blase, Media Relations, 816-792-7902


         Acquisition to Make Ferrellgas Largest Retail Propane Marketer

         Liberty, Mo. (November 8, 1999) - Ferrellgas Partners, L.P. (NYSE:FGP) announced today that it has signed a definitive agreement to purchase Thermogas Company, a subsidiary of Williams (NYSE: WMB), for total consideration of $432.5 million. At closing the seller will receive $257.5 million cash and $175 million Senior Common Units. The closing of the transaction is subject to customary conditions, including regulatory approval.
         Based on retail gallons sold, Ferrellgas will be the largest retail marketer of propane in the United States approaching a billion gallons and serving more than a million customers in 45 states.
         "This acquisition is important to Ferrellgas in many ways," says Danley
K. Sheldon, Ferrellgas' President and Chief Executive Officer. "It will immediately give a large boost to our cash flow and earnings. The transaction should be accretive to our unitholders and significantly expands our Common Unit distribution coverage. Thermogas is one of the best, most stable propane operations in the country, and we see the opportunity for tremendous synergies without disrupting the workforce. Their people are outstanding performers who are highly respected in this industry for their dedication to safety and service. In fact, the employees of Thermogas recently won the 1999 National Propane Gas Association's Safety Award.
         "This transaction also solidifies our position as the leading consolidator in our industry and gives us a great platform from which to continue our aggressive acquisition activities," Sheldon said.

         Thermogas, the nation's fifth largest propane retailer, operates out of 180 retail outlets in 18 states. Their annual sales of LP gas are approximately 300 million gallons to more than 330,000 residential, industrial/commercial, and agricultural customers. Thermogas' strongest geographic areas of concentration are in the states of Arkansas, Michigan, Wisconsin, Illinois, Minnesota, Indiana, and Ohio.
         "We welcome Thermogas' 1,400 Employees and look forward to working with them as Employee-Owners of the largest propane company in the United States," Sheldon said.

     Banc of America Securities LLC acted as financial advisor to Ferrellgas in connection with this transaction.

     Ferrellgas currently pays a $.50 per quarter cash distribution on each of the partnership's Common Units. The Senior Common Units will not pay quarterly cash distributions for a period of two years but do pay a 10 percent pay-in-kind distribution. Further, the partnership estimates that the distribution of the Common Units is deferred from federal income tax for a period of five years. Ferrellgas Employees own approximately 58 percent of the company through an Employee Stock Ownership Plan. Ferrellgas trades on the New York Stock Exchange under the ticker symbol FGP. Additional information about the company can be found on-line at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties, and other factors could cause actual results, performance, and expectations to differ materially from anticipated results, performance, or expectations. These risks, uncertainties, and other factors are discussed in the partnership's Form 10-K for fiscal 1998 dated July 31, 1998, as filed with the Securities and Exchange Commission on October 29, 1998, and other documents filed from time to time with the Securities and Exchange Commission.